SUBSIDIARIES OF INTERLINE RESOURCES CORPORATION


Interline Hydrocarbon, Inc.
     Subsidiaries:  Interline (UK) Limited (40% ownership)
               Genesis Petroleum - Salt Lake City L.L.C.

Interline Energy Services, Inc.
     Subidiaries:   Interline Crude Gathering Company
               NRG Fuels, Inc.
                    Subsidiaries:  Interline Transportation
Company

Gagon Mechanical Contractors, Inc.